Exhibit 3.2

IC 3069 (2006/12) Instructions 3 Any changes in the articles of the corporation must be made in accordance with section 27 or 177 of the CBCA. A: If an amendment involves a change of corporate name (including the addition of the English or French version of the corporate name), the new name must comply with sections 10 and 12 of the CBCA as well as part 2 of the regulations, and the Articles of Amendment must be accompanied by a Canada-biased NUANS® search report dated not more than ninety (90) days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a NUANS® search. D: Any other amendments must correspond to the paragraphs and subparagraphs referenced in the articles being amended. If the space available is insufficient, please attach a schedule to the form. 4 Declaration This form must be signed by a director or an officer of the corporation (subsection 262(2) of the CBCA). General The information you provide in this document is collected under the authority of the CBCA and will be stored in personal information bank number IC/PPU-049. Personal information that you provide is protected under the provisions of the Privacy Act. However, public disclosure pursuant to section 266 of the CBCA is permitted under the Privacy Act. If you require more information, please consult our website at www.corporationscanada.ic.gc.ca or contact us at 613-941-9042 (Ottawa region), toll-free at 1-866-333-5556 or by email at corporationscanada@ic.gc.ca. Prescribed Fees • Corporations Canada Online Filing Centre: $200 • By mail or fax: $200 paid by cheque payable to the Receiver General for Canada or by credit card (American Express®, MasterCard® or Visa®). Important Reminders Changes of registered office address and/or mailing address: Complete and file Change of Registered Office Address (Form 3). Changes of directors or changes of a director’s address: Complete and file Changes Regarding Directors (Form 6). These forms can be filed electronically, by mail or by fax free of charge. Corporation number 2 File documents online: Corporations Canada Online Filing Centre: www.corporationscanada.ic.gc.ca Or send documents by mail: Director General, Corporations Canada Jean Edmonds Tower South 9th Floor 365 Laurier Ave. West Ottawa ON K1A 0C8 By Facsimile: 613-941-0999 Form 4 Articles of Amendment (Section 27 or 177 of the Canada Business Corporations Act (CBCA)) Corporation name 1 The articles are amended as follows: (Please note that more than one section can be filled out) 3 Declaration 4 I hereby certify that I am a director or an officer of the corporation. SIGNATURE PRINT NAME TELEPHONE NUMBER Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA). ( )-A: The corporation changes its name to: B: The corporation changes the province or territory in Canada where the registered office is situated to: (Do not indicate the full address) C: The corporation changes the minimum and/or maximum number of directors to: (For a fixed number of directors, please indicate the same number in both the minimum and maximum options) D: Other changes: (e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) Please specify. minimum: maximum: 3 15 See Schedule A attached hereto. - ENERKEM INC. 445776_5

SCHEDULE A

ARTICLES OF AMENDMENT

OF

ENERKEM INC.

The articles of the Corporation are amended as follows, effective in the order set forth below and in any event prior to the closing of the initial public offering of common shares of the Corporation (the “Offering”):

1.               By removing the restrictions on share transfers set forth in Sections 4 and 7(1) of the articles of incorporation of the Corporation;

2.               By deleting the Class B common shares as a class, the Class C common shares as a class, the Class D common shares as a class, the Class A preferred shares as a class and the Class B preferred shares as a class, in each case effective immediately following the conversion of all issued and outstanding shares of each such class into Class A common shares in connection with the Offering;

3.               By making the appropriate modifications in the description of the rights, privileges, restrictions and conditions attaching to the Class A common shares so as to delete all references to Class B common shares, the Class C common shares, the Class D common shares, the Class A preferred shares and the Class B preferred shares, and to re-designate the Class A common shares as “common shares”, the whole effective immediately following the deletion of all other classes as described in paragraph 2 above; and

4.               By the creation of an unlimited number of preferred shares having rights, privileges, restrictions and conditions as described in the attached Schedule A-1, which will form part of these articles of amendment.

For greater certainty, immediately following the issuance of the certificate of amendment in respect of these articles, the authorized share capital of the Corporation shall consist of an unlimited number of common shares and an unlimited number of preferred shares, each having rights, privileges, restrictions and conditions as described in the attached Schedule A-1.

SCHEDULE A-1

The authorized share capital of the Corporation shall consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all without par value, having the following rights, privileges, conditions and restrictions.

1.                                      COMMON SHARES

1.1                               Voting right. The holders of common shares shall have the right to receive notice of any meeting of shareholders of the Corporation, to attend such meeting and to vote thereat on the basis of one vote per common share, with the exception of meetings at which only holders of other classes of shares are entitled to vote.

1.2                               Class vote. The holders of common shares shall not be entitled to vote separately or as a class in respect of a proposal to amend the articles of the Corporation pursuant to subsections 176(1)(a), (b) and (e) of the Canada Business Corporations Act (the “Act”), or any successor provisions.

1.3                               Dividend. Subject to the rights, privileges, conditions and restrictions attaching to the preferred shares, the holders of common shares shall be entitled to receive non-cumulative dividends if, as and when declared by the directors of the Corporation out of the monies of the Corporation legally available for the payment of dividends, the amount of which the directors, in their absolute discretion, may from time to time or at any time determine. Dividends declared on the common shares will be payable in lawful money of Canada.

1.4                               Liquidation. Subject to the rights, privileges, conditions and restrictions attaching to the preferred shares, any residual assets of the Corporation in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs shall be distributed rateably among the holders of common shares.

2.                                      PREFERRED SHARES

2.1                               Issuance in series.  Subject to the filing of Articles of Amendment in accordance with the Act, the board of directors may at any time and from time to time issue the preferred shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the board of directors.

2.2                               Terms of each series of preferred shares.  Subject to the filing of articles of amendment in accordance with the Act, the board of directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares including, without limitation, voting rights, dividend rights (including whether such dividends be preferential, cumulative or non-cumulative), redemption and retraction rights, conversion rights and participation rights in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.3                               Priority.  The preferred shares shall be entitled to priority over the common shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.4                               Class vote. The holders of preferred shares shall not be entitled to vote separately or as a class in respect of a proposal to amend the articles of the Corporation pursuant to subsections 176(1)(a), (b) and (e) of the Canada Business Corporations Act (the “Act”), or any successor provisions.